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                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use of our report dated April 23, 1997 (except with respect to the matters discussed in Note 5, as to which the date is October 3, 1997) in this Current Report on Form 8-K/A, filed with the Securities and Exchange Commission by Apartment Investment and Management Company ("AIMCO"). We further consent to the incorporation by reference of our report into AIMCO's previously filed Registration Statements on Form S-3 (No. 333-26415), on Form S-3 (No. 33-98338), on Form S-3 (No. 333-828),
on Form S-3 (No. 333-4542), on Form S-3 (No. 333-4546), on Form S-3 (No.
333- 8997), on Form S-3 (No. 333-17431), on Form S-8 (No. 333-4550), on Form S-8
(No. 333-4548), on Form S-8 (No. 333-14481), on Form S-3 (No. 333-20755), on
Form S-3 (No. 333-36531), on Form S-3 (No. 333-36537), and on Form S-8 (No.
333-36803).


                              /s/ Arthur Andersen LLP


Washington, D.C.
October 3, 1997